Exhibit 99.1

For Release:	Immediately

Contact:	Media – Christopher M. Farage – Vice President, Communications & External Affairs cfarage@parker.com	216/896-2750

	Financial Analysts – Pamela Huggins, Vice President – Treasurer phuggins@parker.com	216/896-2240

Stock Symbol: PH – NYSE

Parker Reports Fiscal 2010 Second Quarter Sales, Net Income and Earnings per Share

•	Results Demonstrate Strong Sequential Improvement

•	Cash Flows Remain Robust

•	Company Raises EPS Guidance 44 Percent

CLEVELAND, January 19, 2010 – Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2010 second quarter ending December 31, 2009. Fiscal 2010 second quarter sales were $2.4 billion, an increase of 5.3 percent compared with the first quarter of fiscal 2010 and a decline of 12.4 percent from $2.7 billion in the second quarter a year ago. Fiscal 2010 second quarter net income was $104.6 million, an increase of 42.3 percent compared with the first quarter of fiscal 2010 and a decline of 32.7 percent compared with $155.4 million in the second quarter of fiscal 2009. Fiscal 2010 second quarter earnings per diluted share of $0.64, increased 41.6 percent from the first quarter of fiscal 2010 and declined 33.1 percent compared with $0.96 in the second quarter a year ago. Cash flow from operations for the first six months of fiscal 2010 was $606.3 million, or 13.2 percent of sales, compared with $444.5 million, or 7.7 percent of sales in the same prior year period.

“This quarter’s results largely reflect the execution of our Win Strategy including the benefits of actions we have taken to restructure our operations since the recession began.” said Chairman, CEO and President Don Washkewicz. “Notably, our performance has improved significantly relative to the first quarter of the year.

Considering that our second quarter is typically our weakest, our margin performance this quarter was most impressive with decremental margins at just 10.6 percent. Total segment operating margins exceeded 10 percent at this low point in the cycle and were equal to last year. These are strong indicators that we are managing through this unprecedented downturn very effectively.

“Although the effects of the global recession continue to linger, we are encouraged to see Parker’s order trends improve sequentially for the second consecutive quarter. Organic sales declined approximately 16 percent in the quarter, while foreign currency translation positively impacted sales by approximately 4 percent. Operating cash flow year to date of 13.2 percent, another critical measure of our performance, was well above our targeted level of 10 percent. Our strong cash performance and balance sheet management throughout the recession has enabled us to pay down our outstanding debt by approximately $1 billion in the past twelve months, bringing our current debt-to-debt equity ratio below 30 percent and further strengthening our balance sheet.”

Segment Results

In the Industrial North America segment, second quarter sales declined 14.7 percent to $847.2 million, and operating income increased 6.3 percent to $114.4 million, compared with the same period a year ago.

In the Industrial International segment, second quarter sales declined 10.6 percent to $932.1 million, and operating income declined 28.2 percent to $82.6 million, compared with the same period a year ago.

In the Aerospace segment, second quarter sales declined 15.4 percent to $400.6 million, and operating income declined 41.1 percent to $41.0 million, compared with the same period a year ago.

In the Climate & Industrial Controls segment, second quarter sales declined 2.4 percent to $174.9 million, and operating income increased 147.9 percent to $6.1 million, compared with the same period a year ago.

Orders

In addition to financial results, Parker also reported a decline of 7 percent in total orders for the quarter ending December 31, 2009, compared with the same quarter a year ago. Parker reported the following orders by operating segment:

•	Orders declined 3 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders were unchanged in the Industrial International segment, compared with the same quarter a year ago.

•	Orders declined 27 percent in the Aerospace segment on a rolling 12 month average basis.

•	Orders increased 6 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2010, the company has increased its guidance for earnings from continuing operations by 44 percent to the range of $2.40 to $2.80 per diluted share.

Washkewicz added, “With our actions to drive strong margin and cash flow performance taking full effect, and what we believe to be the early signs of a recovery emerging, we are anticipating a strong second half to our fiscal year and have raised our guidance appropriately. Our priorities will remain unchanged as we progress through this fiscal year focused on executing the Win Strategy and managing for cash while simultaneously targeting strong margin performance. Parker’s management remains proud of our worldwide team of employees who has made these results possible. As the recovery unfolds, Parker’s leading market position, global scale and balance, end market breadth, and solid financial and operational fundamentals position us well for profitable growth.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal 2010 second quarter results are available to all interested parties via live webcast today at 10:00 a.m.

ET, on the company’s investor information web site, http://www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at http://www.phstock.com for one year after the call.

With annual sales exceeding $10 billion in fiscal year 2009, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 52,000 people in 48 countries around the world. Parker has increased its annual dividends paid to shareholders for 53 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information web site at http://www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders for the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current recession, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION – DECEMBER 31, 2009

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2009	2008	2009	2008
Net sales	$2,354,708	$2,688,656	$4,591,873	$5,753,344
Cost of sales	1,869,481	2,121,450	3,670,426	4,458,672

Gross profit	485,227	567,206	921,447	1,294,672
Selling, general and administrative expenses	309,840	337,183	611,683	669,866
Interest expense	25,029	30,307	50,752	58,403
Other expense, net	8,123	483	2,748	8,782

Income before income taxes	142,235	199,233	256,264	557,621
Income taxes	37,272	42,472	77,331	149,025

Net income	104,963	156,761	178,933	408,596
Less: Noncontrolling interests	417	1,360	894	3,019

Net income attributable to common shareholders	$104,546	$155,401	$178,039	$405,577

Earnings per share attributable to common shareholders:
Basic earnings per share	$.65	$.97	$1.11	$2.49

Diluted earnings per share	$.64	$.96	$1.10	$2.47

Average shares outstanding during period – Basic	160,767,790	160,839,120	160,698,541	162,627,269
Average shares outstanding during period – Diluted	162,744,788	161,755,586	162,378,082	164,272,066

Cash dividends per common share	$.25	$.25	$.50	$.50

BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2009	2008	2009	2008
Net sales
Industrial:
North America	$847,208	$993,040	$1,630,293	$2,100,117
International	932,057	1,042,741	1,782,307	2,265,933
Aerospace	400,551	473,667	817,407	952,140
Climate & Industrial Controls	174,892	179,208	361,866	435,154

Total	$2,354,708	$2,688,656	$4,591,873	$5,753,344

Segment operating income
Industrial:
North America	$114,435	$107,615	$190,606	$268,101
International	82,636	115,122	144,459	318,074
Aerospace	41,026	69,658	94,172	137,806
Climate & Industrial Controls	6,144	(12,814)	16,641	2,685

Total segment operating income	244,241	279,581	445,878	726,666
Corporate general and administrative expenses	31,472	42,372	57,774	82,746

Income from operations before interest expense and other	212,769	237,209	388,104	643,920
Interest expense	25,029	30,307	50,752	58,403
Other expense	45,505	7,669	81,088	27,896

Income before income taxes	$142,235	$199,233	$256,264	$557,621

PARKER HANNIFIN CORPORATION – DECEMBER 31, 2009

CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,
(Dollars in thousands)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$233,899	$261,990
Accounts receivable, net	1,368,449	1,682,338
Inventories	1,232,979	1,519,651
Prepaid expenses	98,989	69,498
Deferred income taxes	124,182	145,131

Total current assets	3,058,498	3,678,608
Plant and equipment, net	1,842,750	1,888,023
Goodwill	2,948,304	2,884,187
Intangible assets, net	1,254,982	1,236,724
Other assets	689,655	427,649

Total assets	$9,794,189	$10,115,191

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$389,715	$1,022,112
Accounts payable	692,721	751,942
Accrued liabilities	680,450	777,462
Accrued domestic and foreign taxes	153,152	116,183

Total current liabilities	1,916,038	2,667,699
Long-term debt	1,554,088	1,882,693
Pensions and other postretirement benefits	1,258,258	480,561
Deferred income taxes	186,493	216,131
Other liabilities	241,526	213,970
Shareholders’ equity	4,552,027	4,564,109
Noncontrolling interests	85,759	90,028

Total liabilities and equity	$9,794,189	$10,115,191

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six Months Ended December 31,
(Dollars in thousands)	2009	2008
Cash flows from operating activities:
Net income	$178,933	$408,596
Depreciation and amortization	189,937	175,885
Share incentive plan compensation	37,060	28,451
Net change in receivables, inventories, and trade payables	155,231	72,151
Net change in other assets and liabilities	79,808	(250,577)
Other, net	(34,719)	10,009

Net cash provided by operating activities	606,250	444,515

Cash flows from investing activities:
Acquisitions (net of cash of $24,191 in 2008)	—	(705,128)
Capital expenditures	(61,232)	(174,391)
Proceeds from sale of plant and equipment	5,665	10,550
Other, net	(14,310)	(2,973)

Net cash (used in) investing activities	(69,877)	(871,942)

Cash flows from financing activities:
Net (payments for) common share activity	(3,973)	(430,080)
Net (payments for) proceeds from debt	(399,933)	911,428
Dividends	(80,363)	(81,331)

Net cash (used in) provided by financing activities	(484,269)	400,017

Effect of exchange rate changes on cash	(5,816)	(36,648)

Net increase (decrease) in cash and cash equivalents	46,288	(64,058)
Cash and cash equivalents at beginning of period	187,611	326,048

Cash and cash equivalents at end of period	$233,899	$261,990